For Immediate Release

LL FLOORING REPORTS SECOND QUARTER 2021 FINANCIAL RESULTS

RICHMOND, Va., August 4, 2021 – Lumber Liquidators (“LL Flooring” or “Company”) (NYSE: LL), a leading specialty retailer of hard-surface flooring in North America, today announced financial results for the second quarter ended June 30, 2021.

“Thanks to the hard work and dedication of our associates, we delivered strong second quarter financial results as measured on both a one- and two-year basis,” said President and Chief Executive Officer Charles Tyson. “We delivered comparable sales growth of 31.3% and operating margin expansion of 290 basis points versus the second quarter of 2020. We also delivered comparable sales growth of 10.0% on a two-year stack basis and grew our operating margin by 600 basis points versus the second quarter of 2019. Our strong sales and profitability results were driven by increasing traction on our transformation initiatives as well as continued strong demand for home improvement projects and consumers’ growing comfort allowing contractors into their homes as the economy recovers from the COVID-19 pandemic.”

“As we look ahead, we are encouraged by the increasing traction we are gaining on our transformation that will position us well for sustainable long-term growth,” Tyson continued. “In the near term, we are cautious about the potential impact of continued supply chain disruptions as well as related higher transportation and materials costs. To minimize the impact of these headwinds, we are keenly focused on rebuilding inventory to drive sales, executing our pricing and promotion strategies to optimize gross margin, and maintaining disciplined expense management as we continue to invest in our growth strategies.”

Second Quarter Financial Highlights

●	Net sales of $301.4 million increased 30.9% compared to the same period last year and 4.4% compared to the second quarter of 2019, driven primarily by strong pro customer and services sales.
●	Total comparable store sales increased 31.3% versus the same period last year, and increased 10.0% on a two-year stack basis (which does not reflect the impact of store closures and openings between periods).
●	Gross margin of 37.4% decreased 90 basis points as a percent of sales compared to the same period last year and increased 190 basis points compared to the second quarter of 2019; Adjusted gross margin[1] of 37.4% decreased 90 basis points as a percent of sales compared to the same period last year, primarily reflecting higher tariffs, materials and inbound transportation costs that were partially offset by pricing, promotion and sourcing strategies; and increased 220 basis points compared to the second quarter of 2019, primarily reflecting the Company’s pricing, promotion and sourcing strategies that more than mitigated higher tariffs.
●	SG&A as a percent of sales of 31.9% leveraged 380 basis points compared to the second quarter of last year and 410 basis points compared to the second quarter of 2019; Adjusted SG&A1 as a percent of sales of 31.8% leveraged 370 basis points compared to the second quarter of last year on higher net sales, and leveraged 220 basis points compared to the second quarter of 2019 on more efficient marketing spend and disciplined expense management.
●	Operating margin of 5.5% increased 290 basis points compared to the second quarter of last year and 600 basis points compared to the second quarter of 2019; Adjusted operating margin[1] of 5.6% increased 280 basis points compared to the second quarter of last year, and 440 basis points compared to the second quarter of 2019.
●	Diluted EPS of $0.41 increased $0.32 compared to the second quarter of last year and increased $0.51 compared to the second quarter of 2019; Adjusted Earnings Per Diluted Share[1] of $0.41 increased $0.31 compared to the second quarter of last year and increased $0.38 compared to the second quarter of 2019.
●	During the second quarter, the Company repaid all $101.0 million of outstanding debt.
●	During the second quarter, the Company opened four new stores, bringing total stores to 416 as of June 30, 2021.

1Please refer to the GAAP to non-GAAP reconciliation tables below for more information.

Cash Flow & Liquidity

As of June 30, 2021, the Company had liquidity of $241.0 million, consisting of excess availability under its Credit Agreement of $128.6 million, and cash and cash equivalents of $112.4 million. This represents an increase in liquidity of $55.0 million from June 30, 2020.

During the first six months of 2021, the Company generated $53.3 million of cash flows from operating activities, primarily due to positive changes in working capital, reflecting continued inventory supply constraints, as well as $22.6 million of net income.

2021 Outlook

For the foreseeable future, there remains uncertainty in the macro environment related to consumer spending as well as global supply chain disruptions, and the potential impact of the COVID-19 Delta variant. As a result, while we are pleased with the traction we are gaining on our transformation initiatives, we are not providing financial guidance at this time. However, we believe it is prudent to plan for slowing comparable sales on a two-year stack basis for the second half of 2021 compared to the 10% two-year stack comparable sales we delivered in the second quarter.

Learn More about LL Flooring

●	Our commitment to quality, compliance, the communities we serve and corporate giving: https://llflooring.com/corp/quality.html
●	Follow us on social media: Facebook, Instagram and Twitter.

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast on August 4, 2021, at 8:00 a.m. Eastern Time. The conference may be accessed by dialing (844) 200-6205 or (646) 904-5544. A replay will be available approximately two hours after the call ends through August 11, 2021 and may be accessed by dialing (929) 458-6194 and entering pin number 472642. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company's website, https://investors.LLFlooring.com.

About Lumber Liquidators

LL Flooring is one of North America’s leading specialty retailers of hard-surface flooring with 416 stores as of June 30, 2021. The Company seeks to offer the best customer experience online and in stores, with more than 500 varieties of hard-surface floors featuring a range of quality styles and on-trend designs. LL Flooring’s online tools also help empower customers to find the right solution for the space they’ve envisioned. LL Flooring’s extensive selection includes vinyl plank, solid and engineered hardwood, laminate, bamboo, porcelain tile, and cork, with a wide range of flooring enhancements and accessories to complement. Our stores are staffed with flooring experts who provide advice, pro partnership services and installation options for all of LL Flooring’s products, the majority of which is in stock and ready for delivery.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes statements of the Company’s expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995. These statements, which may be identified by words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management as of the date of such statements. These statements are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control.

The Company specifically disclaims any obligation to update these statements, which speak only as of the dates on which such statements are made, except as may be required under the federal securities laws. For a discussion of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see the “Risk Factors” section of the Company’s annual report on Form 10-K for the year ended December 31, 2020, and the Company’s other filings with the Securities and Exchange Commission (“SEC”). Such filings are available on the SEC’s website at www.sec.gov and the Company’s Investor Relations website at www.investors.llflooring.com.

Non-GAAP and Other Information

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the following non-GAAP financial measures: (i) Adjusted Gross Profit; (ii) Adjusted Gross Margin; (iii) Adjusted SG&A; (iv) Adjusted SG&A as a percentage of net sales; (v) Adjusted Operating Income; (vi) Adjusted Operating Margin; (vii) Adjusted Other (Income) Expense; (viii) Adjusted Earnings; and (ix) Adjusted Earnings per Diluted Share. These non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because management uses these non-GAAP financial measures to evaluate the Company’s operating performance and, in certain cases, to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance, which include regulatory and legal settlements and associated legal and operating costs, changes in antidumping and countervailing duties, as such items are outside the control of the Company or are due to their inherent unusual, non-operating, unpredictable, non-recurring or non-cash nature.

For further information contact:

LL Flooring Investor Relations

ir@lumberliquidators.com

Tel: 804-420-9801

(Tables Follow)

LL Flooring

Consolidated Balance Sheets

(Unaudited, in thousands)

	June 30,	December 31,
	2021	2020
Assets
Current Assets:
Cash and Cash Equivalents	$112,395	$169,941
Merchandise Inventories	223,907	244,409
Prepaid Expenses	9,602	9,370
Tariff Recovery Receivable	429	4,078
Other Current Assets	10,594	10,354
Total Current Assets	356,927	438,152
Property and Equipment, net	95,055	97,557
Operating Lease Right-of-Use	115,792	109,475
Goodwill	9,693	9,693
Deferred Tax Asset	11,583	11,611
Other Assets	8,858	7,860
Total Assets	$597,908	$674,348

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$69,367	$70,543
Customer Deposits and Store Credits	67,731	61,389
Accrued Compensation	10,714	15,347
Sales and Income Tax Liabilities	4,513	5,793
Accrual for Legal Matters and Settlements	35,750	30,398
Operating Lease Liabilities - Current	32,640	33,024
Other Current Liabilities	24,689	25,761
Total Current Liabilities	245,404	242,255
Other Long-Term Liabilities	6,793	13,293
Operating Lease Liabilities - Long-Term	94,646	90,194
Credit Agreement	—	101,000
Total Liabilities	346,843	446,742

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000 shares authorized; 30,455 and 30,229 shares issued and 29,063 and 28,911 shares outstanding, respectively)	30	30
Treasury Stock, at cost (1,392 and 1,318 shares, respectively)	(144,788)	(142,977)
Additional Capital	225,287	222,628
Retained Earnings	170,536	147,925
Total Stockholders’ Equity	251,065	227,606
Total Liabilities and Stockholders’ Equity	$597,908	$674,348

LL Flooring

Consolidated Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Net Sales
Net Merchandise Sales	$259,542	$210,055	$509,585	$448,837
Net Services Sales	41,842	20,229	75,249	48,821
Total Net Sales	301,384	230,284	584,834	497,658
Cost of Sales
Cost of Merchandise Sold	156,597	125,953	298,607	266,699
Cost of Services Sold	32,057	16,039	57,905	37,696
Total Cost of Sales	188,654	141,992	356,512	304,395
Gross Profit	112,730	88,292	228,322	193,263
Selling, General and Administrative Expenses	96,116	82,288	198,602	178,495
Operating Income	16,614	6,004	29,720	14,768
Other Expense (Income)	498	1,142	(270)	2,024
Income Before Income Taxes	16,116	4,862	29,990	12,744
Income Tax Expense (Benefit)	4,127	2,223	7,379	(2,130)
Net Income	$11,989	$2,639	$22,611	$14,874
Net Income per Common Share—Basic	$0.41	$0.09	$0.78	$0.52
Net Income per Common Share—Diluted	$0.41	$0.09	$0.77	$0.51
Weighted Average Common Shares Outstanding:
Basic	29,042	28,831	28,993	28,776
Diluted	29,488	28,892	29,543	28,889

LL Flooring

Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Six Months Ended June 30,
	2021	2020

Cash Flows from Operating Activities:
Net Income	$22,611	$14,874
Adjustments to Reconcile Net Income:
Depreciation and Amortization	9,282	8,934
Deferred Income Taxes Provision	28	495
Income on Vouchers Redeemed for Legal Settlements	(821)	—
Stock-Based Compensation Expense	2,596	966
Provision for Inventory Obsolescence Reserves	1,420	1,574
(Gain) Loss on Disposal of Fixed Assets	18	(827)
Changes in Operating Assets and Liabilities:
Merchandise Inventories	17,583	35,897
Accounts Payable	(596)	9,150
Customer Deposits and Store Credits	6,342	13,921
Accrued Compensation	(4,633)	(236)
Tariff Recovery Receivable	3,649	8,740
Operating Lease Right-of-Use	(6,317)	252
Prepaid Expenses and Other Current Assets	293	1,590
Accrual for Legal Matters and Settlements	7,733	148
Payments for Legal Matters and Settlements	(62)	(4,833)
Deferred Rent Payments	(2,015)	5,813
Other Assets and Liabilities	(3,777)	9,209
Net Cash Provided by Operating Activities	53,334	105,667

Cash Flows from Investing Activities:
Purchases of Property and Equipment	(7,435)	(7,212)
Other Investing Activities	57	949
Net Cash Used in Investing Activities	(7,378)	(6,263)

Cash Flows from Financing Activities:
Borrowings on Credit Agreement	-	45,000
Payments on Credit Agreement	(101,000)	(26,000)
Common Stock Repurchased	(1,811)	(438)
Other Financing Activities	(691)	(199)
Net Cash Provided by Financing Activities	(103,502)	18,363
Effect of Exchange Rates on Cash and Cash Equivalents	-	(23)
Net Increase in Cash and Cash Equivalents	(57,546)	117,744
Cash and Cash Equivalents, Beginning of Period	169,941	8,993
Cash and Cash Equivalents, End of Period	$112,395	$126,737

Supplemental disclosure of non-cash operating activities:
Relief of Inventory for Vouchers Redeemed for Legal Settlements	$1,498	$—

Supplemental disclosure of non-cash operating and financing activities:
Tenant Improvement Allowance for Leases	$(765)	$(611)

LL Flooring

GAAP to Non-GAAP Reconciliation

(Unaudited, in thousands, except percentages)

Due to the significant fluctuations that occurred during 2020 as a result of the COVID-19 pandemic, to better illustrate comparable two-year growth from our ongoing business for the current year we are also providing comparisons to 2019.

Items impacting gross margin with comparisons to the prior-year periods include:

	Three Months Ended June 30,						Six Months Ended June 30,
	2021		2020		2019		2021		2020		2019
	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales

	(dollars in thousands) [2]						(dollars in thousands) [2]
Gross Profit, as reported (GAAP)	$112,730	37.4%	$88,292	38.3%	$102,487	35.5%	$228,322	39.0%	$193,263	38.8%	$196,098	35.3%

HTS Classification Adjustments [3]	—	—%	—	—%	(779)	(0.3)%	—	—%	—	—%	(779)	(0.1)%
Antidumping Adjustments [4]	—	—%	—	—%	—	—%	(6,566)	(1.1)%	—	—%	—	—%
Sub-Total Items above	—	—%	—	—%	(779)	(0.3)%	(6,566)	(1.1)%	—	—%	(779)	(0.1)%

Adjusted Gross Profit (non-GAAP measures)	$112,730	37.4%	$88,292	38.3%	$101,708	35.2%	$221,756	37.9%	$193,263	38.8%	$195,319	35.2%

2	Amounts may not sum due to rounding.
3	Represents classification adjustments related to the HTS duty categorization in prior periods during the three and six months ended June 30, 2019.
4	Represents antidumping income associated with applicable prior-year shipments of engineered hardwood from China.

Items impacting SG&A with comparisons to the prior-year periods include:

	Three Months Ended June 30,						Six Months Ended June 30,
	2021		2020		2019		2021		2020		2019
	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales

	(dollars in thousands) [5]						(dollars in thousands) [5]
SG&A, as reported (GAAP)	$96,116	31.9%	$82,288	35.7%	$103,864	36.0%	$198,602	34.0%	$178,495	35.9%	$200,896	36.2%

Accrual (Recovery) for Legal Matters and Settlements [6]	—	—%	(500)	(0.2)%	4,750	1.6%	7,675	1.3%	(500)	(0.1)%	4,575	0.8%
Legal and Professional Fees [7]	279	0.1%	995	0.4%	1,017	0.4%	427	0.1%	1,788	0.4%	2,995	0.5%
Sub-Total Items above	279	0.1%	495	0.2%	5,767	2.0%	8,102	1.4%	1,288	0.3%	7,570	1.3%

Adjusted SG&A (a non-GAAP measure)	$95,837	31.8%	$81,793	35.5%	$98,097	34.0%	$190,500	32.6%	$177,207	35.6%	$193,326	34.9%

5	Amounts may not sum due to rounding.
6	This amount represents the charge to earnings for the Mason and Savidis matters, which are described more fully in Item 1, Note 7 to the condensed consolidated financial statements filed in the June 30, 2021 10-Q.
7	This amount represents charges to earnings related to our defense of certain significant legal actions during the period. This does not include all legal costs incurred by the Company.

LL Flooring

GAAP to Non-GAAP Reconciliation

(Unaudited, in thousands, except percentages)

Items impacting operating income and operating margin with comparisons to the prior-year periods include:

	Three Months Ended June 30,						Six Months Ended June 30,
	2021		2020		2019		2021		2020		2019
	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales

	(dollars in thousands) [2]						(dollars in thousands) [2]
Operating Income (Loss), as reported (GAAP)	$16,614	5.5%	$6,004	2.6%	$(1,377)	(0.5)%	$29,720	5.1%	$14,768	3.0%	$(4,798)	(0.9)%

Gross Margin Items:
HTS Classification Adjustments [3]	—	—%	—	—%	(779)	(0.3)%	—%		—	—%	(779)	(0.1)%
Antidumping Adjustments [4]	—	—%	—	—%	—	—%	(6,566)	(1.1)%	—	—%	—	—%
Gross Margin Subtotal	—	—%	—	—%	(779)	(0.3)%	(6,566)	(1.1)%	—	—%	(779)	(0.1)%

SG&A Items:
Accrual (Recovery) for Legal Matters and Settlements [6]	—	—%	(500)	(0.2)%	4,750	1.6%	7,675	1.3%	(500)	(0.1)%	4,575	0.8%
Legal and Professional Fees [7]	279	0.1%	995	0.4%	1,017	0.4%	427	0.1%	1,788	0.3%	2,995	0.5%
SG&A Subtotal	279	0.1%	495	0.2%	5,767	2.0%	8,102	1.4%	1,288	0.2%	7,570	1.3%

Adjusted Operating Income (a non-GAAP measure)	$16,893	5.6%	$6,499	2.8%	$3,611	1.2%	$31,256	5.3%	$16,056	3.2%	$1,993	0.3%

2,3,4,5,6,7    See the Gross Profit and SG&A sections above for more detailed explanations of these individual items.

Items impacting other expense (income) with comparisons to the prior year periods include:

	Three Months Ended June 30,						Six Months Ended June 30
	2021		2020		2019		2021		2020		2019
	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales

	(dollars in thousands) [8]						(dollars in thousands) [8]
Other Expense (Income), as reported (GAAP)	$498	0.2%	$1,142	0.5%	$1,068	0.4%	$(270)	(0.0)%	$2,024	0.4%	$2,358	0.4%

Interest impact related to antidumping adjustment [9]	—	—%	—	—%	—	—%	(1,841)	(0.3)%	—	—%	—	—%
Sub-Total Items above	—	—%	—	—%	—	—%	(1,841)	(0.3)%	—	—%	—	—%

Adjusted Other Expense/Adjusted Other Expense as a % of Sales (a non-GAAP measure)	$498	0.2%	$1,142	0.5%	$1,068	0.4%	$1,571	0.3%	$2,024	0.4%	$2,358	0.4%

8	Amounts may not sum due to rounding.
9	Represents antidumping interest income associated with applicable prior-year shipments of engineered hardwood from China.

LL Flooring

GAAP to Non-GAAP Reconciliation

(Unaudited, in thousands, except per share data)

Items impacting earnings per diluted share with comparisons to the prior-year periods include:

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	2019	2021	2020	2019
	(dollars in thousands, except per share amounts)			(dollars in thousands, except per share amounts)
Net Income (Loss), as reported (GAAP)	$11,989	$2,639	$(2,856)	$22,611	$14,874	$(7,780)
Net Income (Loss) per Diluted Share (GAAP)	$0.41	$0.09	$(0.10)	$0.77	$0.51	$(0.27)

Gross Margin Items:
HTS Classification Adjustments [3]	—	—	(576)	—	—	(576)
Antidumping Adjustments [4]	—	—	—	(4,852)	—	—
Gross Margin Subtotal	—	—	(576)	(4,852)	—	(576)

SG&A Items:
Accrual (Recovery) for Legal Matters and Settlements [6]	—	(369)	3,510	5,672	(369)	3,381
Legal and Professional Fees [7]	206	735	742	316	1,321	2,213
SG&A Subtotal	206	366	4,252	5,988	952	5,594

Other Expense Items:
Antidumping Adjustments Interest [9]	—	—	—	(1,360)	—	—
Other (Income) Expense Subtotal	—	—	—	(1,360)	—	—

Adjusted Earnings (Loss)	$12,195	$3,005	$820	$22,387	$15,826	$(2,762)
Adjusted Earnings (Loss) per Diluted Share (a non-GAAP measure)	$0.41	$0.10	$0.03	$0.76	$0.55	$(0.10)

3,4,5,6,7,8,9    See the Gross Profit, SG&A and Other (Income) Expense sections above for more detailed explanations of these individual items. These items have been tax affected at the Company’s federal incremental rate of 26.1%.

The following chart provides a timeline and tariff levels for the key events related to Section 301 tariffs (unaudited):

		Section 301 tariff		Corresponding approximate
Event	Timing	level on imports	Tariff level on	percentage of Company's
		from China	Subset Products	merchandise subject to tariff
Imposition of Tariffs	September 2018	10%	10% then 0%[10]	48%
Increase in Tariffs	June 2019	25%	25% then 0%[10]	44%
Retroactive Exemption on Subset Products[10]	November 2019	25%	0%	10%
Exemption Not Renewed and Tariffs Re-imposed on Subset Products	August 2020	25%	25%	32%
	June 30, 2021	25%	25%	22%

10 On November 7, 2019, the U.S. Trade Representative granted a retroactive exclusion to September 2018 on Subset Products as defined in the Section 301 Tariffs section above bringing the rate to 0%.